Client Id: 77 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: MARCH 07, 2018 / 1:30PM GMT OVERVIEW: Co. reported 4Q17 net sales of $1.2b and adjusted non-GAAP diluted EPS of $1.38. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 C O R P O R A T E P A R T I C I P A N T S Brian P. Logan Abercrombie & Fitch Co. - VP of Finance & Controller Fran Horowitz Abercrombie & Fitch Co. - CEO & Director Joanne C. Crevoiserat Abercrombie & Fitch Co. - Executive VP & COO Scott D. Lipesky Abercrombie & Fitch Co. - Senior VP & CFO C O N F E R E N C E C A L L P A R T I C I P A N T S Brian Jay Tunick RBC Capital Markets, LLC, Research Division - MD and Analyst Daniel Ryan Stroller Janet Kloppenburg Mark R. Altschwager Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst Marni Shapiro The Retail Tracker - Co-Founder Omar Regis Saad Evercore ISI, Research Division - Senior MD, Head of Softlines, Luxury and Department Stores Team & Fundamental Research Analyst Paul Lawrence Lejuez Citigroup Inc, Research Division - MD and Senior Analyst Stephen Albert BofA Merrill Lynch, Research Division - Research Analyst Susan Kay Anderson B. Riley FBR, Inc., Research Division - Analyst Tiffany Ann Kanaga Deutsche Bank AG, Research Division - Research Associate P R E S E N T A T I O N Operator Good day, and welcome to the Abercrombie & Fitch Fourth Quarter Fiscal Year 2017 Earnings Call. Today's conference is being recorded. (Operator Instructions) At this time, I'd like to turn the conference over to Brian Logan. Mr. Logan, please go ahead. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thank you. Good morning, and welcome to our 2017 fourth quarter earnings call. Earlier this morning, we released our fourth quarter and full year sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials, which are available on our website. Also available on our website is an investor presentation, which we will be referring to in our comments during this call. Today's earnings call is being recorded, and the replay may be accessed at abercrombie.com under the Investors section. Joining me today are Fran Horowitz, Chief Executive Officer; Joanne Crevoiserat, Chief Operating Officer; and Scott Lipesky, Chief Financial Officer. Before we begin, I remind you that any forward-looking statements we make today are subject to our safe harbor statement filed in our SEC filings. In addition, we will be referring to certain adjusted non-GAAP financial measures during the call. Additional details and the reconciliation of GAAP to non-GAAP financial measures are included in the release issued earlier this morning. With that, I turn the call over to Fran. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Thanks, Brian. Good morning, everyone, and thank you for joining us today. I am delighted to report another quarter of meaningful progress across all our brands. The continued execution of our strategic plan throughout the year culminated in positive comparable sales in the fourth quarter across brands, channels and geographies and in us exceeding our expectations for the business. Putting our customers at the center of everything we do remains our north star. That is reflected in our people, our processes and our product, and we have seen that continuing to translate into positive overall traffic and conversion trends. Coupled with a well-embedded and disciplined approach to expense management, we delivered on both the top and bottom line, while maintaining strategic investments in marketing, DTC, omnichannel and loyalty. Looking back over 2017, it has been a year of significant progress, several years in the making, with many important milestones achieved. Some of the year's highlights included, Hollister passed the $2 billion mark in sales, Abercrombie returned to positive comparable sales in the fourth quarter, we saw record digital sales across all brands, we've launched A&F on Tmall to a strong response, we've rolled out the first new A&F prototype stores in 15 years, we've launched the A&F Club loyalty program, we've rolled out loyalty programs in Europe across brands with more than 14 million worldwide members at year's end, we received feedback and insights from more than 1 million customers through focus groups, voice of customer engagement and surveys and our brand health and our customer satisfaction scores improved across brands. Overall, a busy and productive year. We achieved what we set out to do at the start of the year and more. 2018 will be a year of building on new foundations and investing in the drivers of future long-term growth. Turning to the quarter. We drove another strong performance at Hollister, with sales growth across all channels and geographies. We have previously said that Hollister started --its revitalization journey earlier. It continues to build momentum and take market share. At Abercrombie, we drove further improvements, building on the early signs of stabilization of the core U.S. business and conversion improvement we noticed last quarter and achieving a return to positive comp sales. As I've said previously, we see DTC as our largest storefront, and we saw another strong DTC quarter. With an 18% increase in comp sales, DTC grew to 34% of total sales compared to 31% of total sales last year. Mobile engagement continues to grow, with more than 70% of our DTC traffic coming from mobile during the quarter. The investments we've made in this area are paying off with a 14% improvement in conversion. We continue to build on our strength in omnichannel with ongoing international rollout of our capabilities. In concert with these advancements, we have made further strides with our physical stores, driving improved productivity from our new prototype and remodeled stores. In fact, several of the new stores we opened across brands during 2017 are among the best performing in our fleet. The focus of our efforts is on continual testing, learning and adapting to make sure we have the most effective integration of the physical and digital world. That's the foundation that's making sure our customers' engagement with our brand is the best it can be whenever, wherever and however they choose to shop with us. Turning to some specific details on the brands. Hollister, our largest brand, continued to show strong growth. Our 11% sales comp was supported by strength across genders, categories and channels during the quarter and the best Black Friday in the brand's history. Overall, both guys and girls businesses accelerated, which resulted in record sales across genders in outerwear and jeans for the year. Fleece and graphic tees were also extremely strong across genders for the quarter. Our guys business continued to take market share, with its best annual sales in the brand's history. On the girls side, we continue to see an enthusiastic response to Gilly Hicks, and our ongoing testing is helping us assess the scale of its full potential. We can attribute much of our success to closeness to the customer, both from our time in stores as well as the insights from our Club Cali loyalty program, which totaled more than 10 million members at year's end after just over 18 months and continues to grow. As we've said before, our club members shop with us more frequently and spend more per transaction than nonmembers. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Our loyalty program is proving to be a powerful platform for testing and learning and for engaging with some of our most valuable customers. We are able to focus special attention on them through early looks at collections or special offers, members-only items and access to unique members-only experiences. We've talked previously about innovative approach of engaging with customers. Hollister is emerging as an industry leader in this space. Our marketing activities across music, video, gaming and influencer programs ensure we are embedded in our customers' daily lives in an authentic way, and we are there during the discovery process. A few examples, our holiday mobile gaming app has 4.5 million plays with average playtime of 65 seconds, well ahead of normal single-digit engagements time for mobile ads. Our Black Friday Snapchat filter was recognized by Snapchat as one the best filters of 2017, and our Spotify mobile headliner generated over 1 million views on the Wednesday before Thanksgiving. Last month, we launched our second YouTube series with AwesomenessTV, The Carpe Life. This builds on the success of and incorporates learnings from our first series, This is Summer, as well as successful aspects of other distributive programs we have launched. This is Summer generated double digit lift across all key brand metrics, including affinity, purchase and recommendation intent, all well above branded content performance averages according to a survey by Nielsen. The Carpe Life, which launched on February 14 on YouTube and is hosted by a leading Gen Z influencer, wrapped up close to 1 million views in its first 3 weeks. Turning to Abercrombie. I am pleased with the performance for the quarter. As we continue to develop a base within our target demographics, both of newcomers to the brand and customers rediscovering the brand. Overall, A&F made progress, and we grew our business year-over-year. We drove sequential improvement throughout the year resulting in a 5% comp in the fourth quarter, our first positive comp in 5 years. We saw improvement from last quarter with positive comps across geographies, channels and genders, driven by strength in core categories. In men's, graphic tees, fleece and outerwear were the standout. and in women's, knit was strong. Our bottoms business also performed well across genders. Women's was driven by strength in jeans and men's, pants, a category that we know is particularly important to building loyalty, showed another quarter of good growth. Our assortment architecture changes have been a big driver to our performance. Our focus on SKU count, depth of inventory in top items and inventory investments in top stores drove improved conversion and sales comp. Our A&F Club loyalty program had a strong inaugural year, ending the year with more than 4 million club members. We successfully harnessed this in the fourth quarter, generating interest and engagement, particularly around Black Friday and Cyber Monday. As we saw with Club Cali, our loyalty members at A&F also shop with us more often and spend more than nonmembers. The club is providing us with valuable data and insights on our new customer base and helping us to stay close to them. Listening to our customer remains a critical step in driving improved performance at Abercrombie. From store design, such as our prototype, to investing in specific categories in depth, to the creation of our kids everybody collection, everything we do is grounded in listening to our customers' needs and applying analytics to our data, formulating an approach based on what we learn and then measuring how we are doing. We know brand revitalization takes time, and we are currently encouraged by what we're seeing in the wide variety of touch points. In-stores, through our engagement in the A&F Club and what we're seeing in online reviews, our voice of the customer and net promoter score data and media coverage of our collection. Similar to our experience with Hollister, the brands have successfully leveraged influencers as an authentic way to connect with customers. "This is the Time" we introduce adventure as part of the brand's DNA, rooted in its heritage, and we use this to start an initial program of influencer-driven activity. In 2018, we'll be building on this, incorporating more local grassroot activity to drive engagement and authentic user-generated content across key social channels. Our business results for the year, driving sales growth and profitability, reflect our team's continued focus on the fundamental, our strong financial discipline and execution of our brand's playbook, along each of our strategic pillars, which you'll recall are: to inspire our customers; to innovate relentlessly; and to develop leaders. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 In 2017, the focus of our inspire pillar was 3-fold. Firstly, an obsessive attention on product integrity, consistently delivering high quality, highly differentiated brand right assortments. Secondly, integrated marketing to reach and engage with our customers where they live and play, not just where we have traditionally operated, and third, building and harnessing the insights from our customer analytics infrastructure and expertise, including our growing loyalty program as a basis for anticipating and meeting our customers' needs as they evolve. Turning to our innovation pillar. We've focused on further improving our digital engagement experience from marketing to shopping, to checkout and fulfillment. With that said, the physical element and the interplay between physical and digital also remains an important piece of our brand engagement mix and innovations in our use of space are a core element. we also continue to explore how best to reach our customers in different markets. It may be through expert local partners or through platform such as Alibaba's Tmall, which has given us further reach to see important China market. These different types of partnerships allow us to learn and refine our long-term growth strategies within each market. And finally, our develop leaders pillar. The success of any brand is built on its engagement with people. A key element of our success this past year has been getting the right people in the right role, both from internal moves and attracting new talent. Throughout the course of 2017, we've made great progress. We've hired top talent and tightened and clarified key roles and responsibilities and organizational structures, and we've implemented new processes to ensure our team is equipped and empowered for the swift informed decision-making required of today's fast-moving and highly competitive retail environment. The past few years and 2017 in particular, we've been focused on building a solid base for future growth. In 2018, that focus shifted to building on that base and making investments in the areas we believe to be the critical drivers for our future growth. With that, I'll hand it over to Joanne who'll speak more on the details of the why and where we'll be investing to support our long-term growth. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Thanks, Fran, and good morning, everyone. As Fran said at the outset, we continue to put the customer at the center of all we do, and over the past few years, we have focused on building and enhancing our capabilities that allow us to do that and keep us at the forefront of this rapidly evolving retail landscape. Overall, 2017 was an important year of hardening our foundations as the base for our future growth, and our investments and actions were focused on delivering that platform. We continue to invest in those things that get us closer to our customer and make the most difference to them. In 2017, that investment was weighted towards marketing, DTC, omnichannel and loyalty as well as the ongoing innovation and testing in the physical stores environment through remodels and new prototype stores. 2018 will be an equally important year in the company's ongoing transformation, as we scale our investment to match the opportunity we see ahead of us and build on the foundations laid to date. In 2018, our investments will still be heavily weighted towards marketing, DTC, omnichannel and loyalty with a significant proportion going to enhancing the store environment and stores productivity. I'll be covering the key areas of investment focus in 2018 with a few highlights from the progress made in 2017. Looking at marketing first. 2017 saw important gains in brand sentiment across brands, with marketing investments playing an integral role in that progress. The A&F launch of This is the Time, our first fully integrated campaign and platform for the brand, helped reach our target demographics and started to reset and reshape expectations and perceptions of the brand. At Hollister, we focused on driving engagement through immersive, innovative mobile content and leveraging influencer programs. This has driven strong engagement from our digitally native customer on platforms and media that are relevant to them. 2018 will see us continuing on this journey 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 with Hollister looking to build its leadership position as an innovator and A&F continuing to build its base and starting to scale its influencer programs. Our digital engagement with our customers continues to be a core strength. The DTC investments we've made early and continue to build on are paying off, validated by our customers' high level of mobile engagement. This was reinforced by recognition for our overall mobile experience across brands in several leading industry analyst reports. 2018 will see us continuing to invest in our DTC capabilities and applying our rich customer insights and data analytics to drive innovation in this channel, including increased personalization, both in terms of product offered and experiences tailored just for them. Our loyalty programs are growing and powerful means of customer engagement across our brands. They have grown in scale and strength in 2017, ending the year with more than 14 million members. Loyalty acts a versatile platform to drive innovation and inspire customers, driving engagement in both digital and physical stores environment. The 2018 investments in loyalty will drive further membership growth, as we continue the geographic rollout of our programs. Our investment will also be directed to further enhancing and applying our analytics capabilities to our programs-rich data. The wealth of insights from our customer interactions will deepen our understanding of their behavior and how best to engage and inspire them on a personal basis. Our focus on the customer drives our omnichannel approach, with a priority on delivering a great experience for our customers at every touch point. In 2017, we expanded our omnichannel capabilities in more markets and saw an increasing number of customers take advantage of this functionality through purchase online, pick up in store, order in store and reserve in store. We're continuing to learn and improve the customer experience with these capabilities both online and in our physical stores, allowing seamless migration between the 2 environments. Gen Y and Gen Z customers have an increasing expectation of being able to engage with the brand on any platform or medium they have at the moment, wherever they are in the world. Our investments in omnichannel in 2018 will continue on this road, ensuring we are attuned to our customers' need, as their behavior and use of technology continues to evolve. Our goal is to become an industry leader in omnichannel experience. As is the case with omnichannel, the physical and digital experience is increasingly connected. Digital is often a starting point for product discovery and purchase journey but not always the endpoint. Our physical stores still serve an important role for the customer journey, from a brand experience, trial and familiarization and fulfillment perspectives. We continue to make progress driving productivity across our fleet and reached an important inflection point in 2017 with improved store productivity across both brands, both in the fourth quarter and for the year as a whole. The investments I previously covered in marketing and the digital customer experience as well as our investments in our physical stores has helped drive improved traffic and productivity to our store fleet. During 2017, we completed 35 Hollister store interior remodels and 7 new A&F prototype stores, which included 16 downsizings of existing stores across the brand. In 2017, we also closed 39 stores, fewer than the 60 we expected coming into the year. This reflects improving store trends and productivity and favorable lease renewal terms. Full details of our store openings and closings for the fourth quarter are included on Pages 13 and 14 of the investor presentation. We have closed more than 400 stores since 2010, with about 60% of our U.S. leases expiring over the next 2 years. We continue to have significant lease flexibility to strike the right channel balance and drive efficiency by remodeling or resizing our stores, renegotiating leases or closing stores. Our experience has shown we can drive greater store productivity through an enhanced store experience on a smaller footprint. We continue to take a holistic approach to driving improved productivity, and investment in our associates and inventory and in omnichannel capabilities are all part of the mix. Longer-term, it's worth remembering there is no real finish line here as customer needs, and individual market dynamics will continually evolve. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 The focus of the investments made today in stores has been on improving the customer experience through integrating omnichannel capabilities and smart use of smaller footprint, which has resulted in improved productivity. We continue to evolve the stores' role for the future of retail. In 2018, we'll be accelerating our efforts in this area with further investments in omni, as I mentioned earlier, and rollout of new prototype stores. For 2018, we plan to open 21 full-priced stores across geographies, including 13 Hollister, 4 A&F and 4 kids stores. In addition, we plan to downsize 7 A&F stores and 3 kids stores to the new prototype format and remodel approximately 40 Hollister stores, 6 of which will be downsizes. We also expect to close up to 60 stores in 2018, primarily in the U.S. pending lease negotiation and business outcomes. As mentioned earlier, 2018 is a particularly important year in the company's ongoing transformation, as we look to invest in and build on the foundations laid to date. Overall, we're pleased with our performance in 2017, having delivered on the goals we set for ourselves and position the business for continued progress through 2018. As ever, we tightly manage the business, directing our capital towards strategic priorities that underpin our long-term strategic growth plan. Now I'll turn the call over to Scott. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Thanks, Joanne, and good morning, everyone. As Fran mentioned earlier, we are pleased with our fourth quarter results, with operating income more than doubling from last year. We continue to tightly manage the business, delivering strong expense leverage while still supporting initiatives that drove the top line. I'll cover our fourth quarter and full year results, then provide our outlook for 2018. Starting with the fourth quarter. Net sales were $1.2 billion, up 15% from last year, with the additional week in 2017 benefiting sales by approximately $41 million or 4% and foreign currency benefiting sales by approximately $27 million or 3%. Comp sales were up 9% with improvement from last quarter delivered across brands and geographies. We drove growth in overall traffic and conversion with positive traffic trends improving from last quarter. Pages 8 and 9 of the investor presentation illustrate the sequential progress made throughout the year with positive comp sales across brands and geography in the fourth quarter. By geography, comp sales for the quarter were up 11% in the U.S. and up 5% in international markets. By brands, comp sales were up 11% for Hollister and up 5% for Abercrombie. Hollister's momentum continues with another quarter of strong performance. Abercrombie also showed further signs of improvement and stabilization with a return to positive comp sales for the quarter across geographies and channels. Our direct-to-consumer business continues to perform strongly with double-digit growth in both the U.S. and international markets, driven by our investments in mobile, omnichannel and fulfillments. For the quarter, DTC grew to approximately 34% of total sales compared to 31% of total sales last year. Gross margin rate was 58.4%, 90 basis points lower than last year, in line with our expectations coming into the highly competitive and promotional fourth quarter. Averaging the cost was also pressured during the quarter, as we reacted to higher sales trends and leaned into our chase capabilities. I'll now recap the rest of our results for the quarter compared to last year on an adjusted non-GAAP basis. Excluded from our adjusted fourth quarter results were legal charges of $4 million and store asset impairment charges of $4 million, which are detailed on Page 7 of the investor presentation. Also excluded from our adjusted fourth quarter results were discrete net tax charges of $20 million related to the Tax Cuts and Jobs Acts of 2017, primarily associated with the onetime deemed repatriation tax on accumulated foreign earnings. The estimated impacts related to the act for the fourth quarter and full year are provisional and subject to further analysis, interpretation and clarification of the act, which could result in changes to these estimates during 2018. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Beginning with the expense. Adjusted operating expense, including other operating income, was down slightly to last year on higher sales. During the quarter, we delivered meaningful expense reduction, allowing us to exceed our targeted full year gross expense reductions of $100 million from last year, driven primarily by our continuous profit improvement projects in noncustomer-facing areas. As a result of our efforts, we drove 740 basis points of expense leverage during the quarter, while still supporting strategic investments in marketing, DTC, omnichannel and loyalty. Adjusted operating income was $148 million compared to $61 million last year and included the benefits from foreign currency of approximately $14 million and the additional week in 2017 of approximately $3 million. The adjusted effective tax rate for the quarter was 32%. Adjusted net income per diluted share was $1.38 compared to $0.75 last year and included benefits from foreign currency of approximately $0.14 and the additional week in 2017 of approximately $0.03. Recapping our full year results. We were pleased with our overall performance and growth over the last year. Net sales were $3.5 billion, up 5% from last year, with comp sales up 3% and the additional week in 2017 and foreign currency, each benefiting sales by approximately 1%. Gross margin rate was 59.7%, down 130 basis points from last year, driven primarily by lower average unit retail and an environment that remained highly promotional throughout the year. Adjusted operating expense was down 2% from last year on higher sales, resulting in 410 basis points of expense leverage, while still supporting investments in our strategic initiatives. On an adjusted basis, operating income was $101 million compared to $3 million last year. And net income per diluted share was $0.65 compared to a loss of $0.06 last year, with foreign currency benefiting operating income by approximately $10 million or $0.09 per diluted share. Our strong fourth quarter performance was a key driver of our full year operating cash flow of approximately $290 million compared to $185 million last year, which funded our CapEx investments, the dividends and debt reduction. Turning to the balance sheet. We ended the year with $676 million in cash compared to $547 million last year. During the quarter, we repaid $15 million of term loan debt, bringing gross borrowings outstanding at the end of the year to $253 million compared to $268 million last year and maintaining a leverage ratio of below 1. Total inventory at the end of the quarter was up 6% compared to last year, in line with our expectations coming into the quarter. We were well positioned at the start of the fourth quarter and continue to react to selling in quarter to position us for the first quarter. Looking forward, we expect to end the first quarter with inventory of low to mid-single digits. Turning to the outlook for 2018. We expect the comp sales to be up low-single digits. We also expect net sales to be up low-single digits, with benefits from foreign currency largely offset by the adverse impact from the loss of 2017's additional week. We anticipate foreign currency to benefit sales by approximately $50 million and operating income by approximately $15 million, net of hedging. We expect the gross margin rate for the year to be up slightly to the 2017 rate of 59.7%, with some continuing pressure in the first quarter. On a full year basis, we expect flat average unit cost to be coupled with slightly higher average unit retail, including net benefits from foreign currency. In addition, we expect operating expense, excluding other operating income, to be up approximately 1% from 2017 adjusted operating expense of $2 billion, while still driving further expense leverage. More than half of the year-over-year increase is expected to be driven by adverse impacts from foreign currency and increases in volume-related expenses from higher sales, partially offset by the benefit from the loss of 2017 additional week. As we build on the foundations of our transformation, we plan to make significant incremental investments in 2018, with the majority funded through our ongoing expense reduction efforts. We do not anticipate other operating income to be significant, including as a result of gift card breakage now being recognized with the net sales due to the adoption of the new revenue recognition accounting standards. Other operating income will still continue to include foreign currency transaction gains and losses. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 We estimate the core tax rate to be in the mid- to upper 20s based on tax reform. However, for 2018, we expect to incur discrete noncash income tax charges of approximately $10 million related to the write-off of certain deferred tax assets associated with share-based compensation. As a result, we expect the full year effective tax rate to be in the mid- to upper 30s. These charges will primarily be recognized in the first quarter, which is expected to reduce our first quarter effective tax rate to the low double digits to low teens on an anticipated pretax loss. For the balance of the year, we expect the effective tax rate to be in the mid- to upper 20s. Beyond 2018, we currently do not anticipate share-based compensation significantly impacting the effective tax rate. It is worth noting that while tax reform may provide additional flexibility, it does not fundamentally change our capital allocation philosophy. Our approach to capital allocation remains consistent. We will focus on investing in the key drivers of sustainable long-term growth. For 2018, we expect capital expenditures of approximately $130 million compared to $107 million in 2017, as we scale investments that are driving the business and are critical to our future growth. We plan to increase investments in new store expansion and continue the rollout of new store prototypes and our ongoing programs of driving improved fleet productivity and customer engagement through the digital channel. These investments will include approximately $85 million for new store and store updates and approximately $45 million for the continued rollout of omnichannel and CRM capabilities, including our loyalty programs. After investing in our business, our remaining capital allocation priority is to return cash to shareholders through dividends and share repurchases. These priorities are evaluated with the Board quarterly, considering both liquidity and valuation factors. Last month, we announced that our Board of Directors approved a $0.20 quarterly dividend. With that, I will turn the call back over to back to Fran. Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Thank you, Scott. I am pleased with our fourth quarter results and the year as a whole. 2017 was another year of important progress, building a solid base for future growth. However, we know there's still much work ahead of us. I want to take a moment to thank our associates for their focus and commitment to our brands during one of the most challenging and fulfilling years I've experienced in my many years in retail. That's something worthy of a moment of celebration. As I've said before, there are no silver bullets. These results simply speak the continued progress from the rigorous, methodical execution of our strategic plan, a plan which we have been unwavering in our belief that represents the best route to delivering value for our stakeholders. 2018 will be a year of building and further investing to allow us to deliver the best omnichannel retail experience in the industry and sets the foundations sustainable long-term growth. The progress we have made and the talent and commitment of our team has me energized and excited about what we can accomplish in 2018. And with that, I'll hand it back to Brian. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks, Fran. That concludes our prepared comments. We will now be happy to take your questions. (Operator Instructions) Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) And our first question comes from Paul Lejuez with Citi. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Paul Lawrence Lejuez - Citigroup Inc, Research Division - MD and Senior Analyst Just curious, what you're seeing in terms of the similarities and the differences on the efforts to turnaround the A&F brand versus Hollister. And then just a quick one. The performance of the flagship stores, curious, if you saw a similar improvement in those stores versus the rest of the A&F brand. Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Paul, it's Fran. We are very excited about the progress that we made actually in both brands this year. Hollister had a very, very strong year, and A&F showed progress throughout the year, culminating in positive comps in the fourth quarter for the first time in several, several years. What we are seeing is the closer that we get to the customer, the opportunity to have our product, our voice and experience come together is working. As far as Abercrombie goes specifically, we saw lots of nice category opportunities. We saw growth across both genders, and we saw broad-based improvement across channels as well. In the fourth quarter, we saw a positive traffic and conversion growth. Those were all early indicators of what we saw at Hollister, as that opportunity -- as that journey started to happen as well. And truly, it's just a real focus on our playbook and a rigorous execution of that. And tremendous thanks to the team, to the amount of time they're spending in the stores and spending time with our customer and really understanding what they're looking for. Paul Lawrence Lejuez - Citigroup Inc, Research Division - MD and Senior Analyst Then, was -- was store traffic positive at A&F? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO North America was -- as I pick up the flagship comment, we did see improvement in trends in our international business, particularly our flagship stores in the A&F brand. So the traffic trends improved but remained negative. We continue to see positive conversion in those locations. We've embarked on a number of efforts to improve the performance of those stores, including making more with the traffic that we do have. We've tailored the assortments better in those locations. We've invested in the experience to allow us to drive conversion, and our focus is to integrate the digital and physical business in those markets. We've rolled out omnichannel to our international markets in 2017 and also have rolled out our loyalty programs with a focus on driving a more local, loyal customer in those stores. Operator Our next question comes from Tiffany Kanaga with Deutsche Bank. Tiffany Ann Kanaga - Deutsche Bank AG, Research Division - Research Associate Would you please discuss the cadence of comp sales by month in the quarter, if you can? And whether you're seeing your good fourth quarter performance extend into the first quarter at the same pace? Can we expect positive comps throughout the year as you're currently planning it? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Tiffany. Yes, we were very excited to show the progress in the fourth quarter with positive comps in both brands. We don't typically comment on the cadence of comps, but overall, across both brands, we saw a very consistent positive performance. And as we look to Q1, again, we don't comment on current quarter business other than to say that anything that's going on in the current performance is reflected in our outlook, and we are again very excited to be able to expect growth on top of growth. So we had a great year in 2017. We implemented a lot of changes and a 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 lot of process changes really through the rigorous execution of our playbook, and we're seeing traction with our customers, and we expect that to continue in 2018. Tiffany Ann Kanaga - Deutsche Bank AG, Research Division - Research Associate If I could just ask one more. I'd like to dig into what are the drivers behind your expectation for gross margin expansion, especially in the back part of the year and especially as you are seeing evaporation of AUC benefits and one could argue that it remains a highly competitive environment in the mall. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Yes. Tiffany, that's true. We did see -- we did meet our expectations for gross margin performance in the fourth quarter, so it's probably worth a couple of data points there. We got there a little bit differently than we expected coming into the quarter. We were able to step away from a few promotions during the fourth quarter, and we saw the AUR declines moderating somewhat, as we move through the quarter. We did see a little bit of pressure in AUC, as we commented on as we chased into more products to support the top line growth. Top line definitely outperformed our expectations, and we were able to feed that growth with our chase capabilities, but that did pressure AUC. As we move into 2018, we do expect the AUR declines to continue to moderate, as we move through the year. As we get the product voice and experience aligned, and we see traction, we expect to step away from some promotional activity. But we're also expecting a more favorable FX environment in 2018, and that's reflected in our outlook and our AUR expectations as well. Operator We'll next hear from Brian Tunick with RBC. Brian Jay Tunick - RBC Capital Markets, LLC, Research Division - MD and Analyst Great. Curious, Fran, I guess there's been a lot of talk about the enthusiasm for the category that we haven't seen in several years. So just curious, from where you sit, do you think that there is a great bottoms trend out there? Do you think some of your competitors have closed stores, you've picked up market share? Just curious on what you think is happening out there, certainly coming out of the fourth quarter enthusiasm. And then maybe a question on the expense side. I guess are there any other buckets, as you make these investments in 2018 and beyond, but are there any other buckets that you're looking to downsize beyond the $100 million expense initiatives? Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Brian, yes, we are very excited about the progress that we made in both brands, actually, for the 2017, and we did see a significant trend in our bottoms business. As I mentioned, we had a record year in denim in Hollister, actually in both genders, which was very, very exciting. And we also did see nice denim business for the women's business for Abercrombie adults. There is a trend happening out there. In our men's Abercrombie business, we also had a very strong pants business. That's a trend that we've been seeing for a while. It's actually a category which really does build loyalty, and we're very excited to see that business continue to grow. Other than that, we saw lots of other things happening in our business. Our graphics business was also very, very strong across both T-shirts and fleece that was driven in both brands, both genders. So we're excited about seeing our customer response to the fashion items that we're putting out there for them. And again, as I said, the team is spending a lot of time getting very, very close to the customer and executing our playbook, and it's working in both brands. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO And I'll pick up the expense side. We were pleased in 2017 to exceed our reduction target, our gross reduction target of $100 million. As we come into 2018, we are looking at this as an investment year, and we're excited to invest this year. Our OpEx, as we mentioned in the outlook, is up around 1%. Included in that is significant investment back in the business in most parts of our playbook, that are really working, so marketing, DTC, omnichannel, loyalty, analytics, but we will be funding a significant portion of those investments with other cost reductions that we found across the model. We'll continue to drive store occupancy expense out of the business, but it's not just that, it's really across the entire model. Operator Our next question comes from Janet Kloppenburg with the JJK Research. Janet Kloppenburg Joanne, I was curious on your answer to the comp question, current trend, not at I know you're not going to give it, but just reflecting on the easier comparisons in the first half versus the second half. I was curious, why you may not see some variation in the comp trend, as we move throughout the year? And then secondly, I was just wondering about the gross margin opportunity as well. Do you think that your full-priced selling trends can improve this year? Or do you think you'll have to continue to use promotion to drive traffic back to the brand? And Scott, if you could just comment on wage pressure. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Thanks, Janet. I'll take the first 2 parts of that question, because they are related. They are definitely related. We are expecting growth on top of growth. We did deliver a 3% comp this year, and we're pleased with the progress that we've made, and we delivered nice improvement in operating income. As we move into 2018, we continue to expect our brands to deliver growth on the top line, but also growth on the bottom line, and we're very focused on making sure that we deliver a balanced result, including starting to see improvement in the gross margin line. And we have proven to be able to step away from promotional activities as we see the customer responding to our assortments and it's really the combination of getting the voice, the marketing, the product and the experience all aligned. And as those things fall into place, we have been able to in the past and we expect to continue to be able to step away from promotional activity and drive that regular-price business back into the business in 2018. And then in terms of driving traffic, there are number of levers that we're using to drive traffic. And we're moving away from having promotions be the only lever. And a key to that change has been the rollout of our loyalty programs. We've seen terrific engagement across both brands on our loyalty programs globally. And now, we have that platform globally, and we'll continue to leverage that, but we see nice response from our customers, both online and in-stores to our loyalty programs. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes. On the expense side for wage pressure, we have seen pressure in wages across our fleet and in our distribution centers. So we have these wage pressures baked into our 2018 outlook. This is kind of a multiyear trend, so we will continue to offset this pressure with efficiencies in the model and productivity improvements throughout. Operator Our next question comes from Mark Altschwager with Baird. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst I apologize if I missed this, but what are you planning in terms of A&F prototype rollout for fiscal '18? And what's the sales, what you're seeing in these stores and then just tweaks you're making to the concept, as you move forward, especially, as it relates to omnichannel capabilities. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes. On the prototype rollout, We'll have about 8 new formats rolled out from a remodel perspective and 1 new store -- I'm sorry, 4 new stores under the new prototype in -- during the year. Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director What we've learned, Mark, is very, very exciting. We've had an opportunity to really focus on the voice of the customer what the customer experiences in our stores And we're hearing very, very positive things about that. We are really focused on increasing our productivity in these stores. A super exciting example, we talked last year about closing our Hong Kong store on Pedder Street and opening up a new prototype in Harbour City, and we've seen in about 1/3 of the space doing almost the same amount of business, so we continue to look at these opportunities, as we move into 2018. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Yes. I'll just add one more piece. Related to our omnichannel capabilities, those omnichannel capabilities are embedded in our prototype stores. We continue to improve on our execution and melding that digital and physical experience. And in 2018, we'll also be investing in more technology to put in the hands of our associates to allow them to more effectively interface with our customers in the stores. Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst And just a quick follow-up. Just any update on the trends you're seeing in the digital business in markets where you're closing stores? Are you able to recapture much of that demand or any marketing strategies you have to do so? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Yes. Thank you. We have some transfer when we close stores, but it's very low to the digital business. We see the opposite actually happen. We see much more transfer or much more digital growth when we open stores in market or when we close stores where there's a physical store nearby is where we see more of the transfer. Certainly, one of the opportunities we have, now that we have more data on our customers. Part of the loyalty program rollout has been the ability to engage our customers and have more data at our disposal to reach out to our customers and continuing to leverage that data, particularly in markets where we closed stores will be a focus as we move forward. Operator Our next question comes from Steven Albert with Bank of America. Stephen Albert - BofA Merrill Lynch, Research Division - Research Analyst I was wondering if you could give some more color on the foreign currency impact both on gross margins in fourth quarter. What is contemplated as an FX tailwind to gross margin in your outlook for 2018? And then what gives you confidence in the gross margin inflection from continued pressure in 1Q to a benefit in 2Q through 4Q? 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes. I'll start with the FX. So FX impacted sales in Q4 by about $27 million, and about $18 million in margin. So as we look forward to 2018, we'll continue to see that tailwind, as we sit here today with consensus rates, it's about $50 million on the top line and dropping about $15 million down to the op income line. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Yes. As it relates to the inflection in Q1, we expect to continue to see moderating AUR declines as we move through the year. As I mentioned, we did see that occur in the fourth quarter, as we were able to move away from some promotional activity. We're also expecting, as we mentioned, the FX to benefit -- the FX environment to benefit AUR, as we move through the year. We're up against steeper hedging headwinds in the first half of the year than the back half of the year. So that plays a factor into our -- the cadence of our AUR expectations. Stephen Albert - BofA Merrill Lynch, Research Division - Research Analyst And as a quick follow-up. Do you -- maybe if you could parse out, how much incremental savings you found this year and then of that, how much you're going to invest? Or how much you're going to invest into some of your strategic initiatives? And whether you view the investment cycle in front of you as kind of a multiyear cycle, given how much cost you shift out the business over the past 5 years? Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes. As we think about the outlook for 2018, the total OpEx is up around 1%, with half of that coming from foreign exchange, being offset by the loss of the extra week in 2017. The other half of that will be the net incremental investments that we're making outside of the savings. We're not going to give a number around a savings target at this point, but I will say that we're making significant investments this year and a large majority of that will be funded by our ongoing cost reduction initiatives. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO And our focus, Steven, is to continue to drive leverage operating expense leverage in our model, and we'll continue to identify savings. We have a very rigorous and, as we mentioned, well-embedded profit improvement process. We continue to review all of our processes, particularly as they evolve with omnichannel dynamics. We're looking at those processes for more efficiency and we expect to find more efficiencies in the model moving forward. Operator Our next question comes from Simeon Siegel with Nomura Instinet. Daniel Ryan Stroller This is Dan Stroller on for Simeon. we were wondering if you could talk a bit about inventory. Could you parse out composition by brand and any expectation going forward? And then quickly on marketing, how are you planning dollars and impressions this year? 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director It's Fran. I'll start with that question. So we talked about the fourth quarter that we were using inventory as an asset, and it was quite a strategic plan to come into the quarter invested in our key items. The goal was to not disappoint our customers and, in fact, we accomplished that goal, obviously by the results that you saw today. Our inventories that we had into the spring are clean, and they're very current. We don't normally parse out by brand, but we are confident with where inventories are and they are very current. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO As it relates to the marketing investments, we do expect to increase our marketing investments this year. We don't parse out the number of impressions, but we have had and seen really terrific engagement with our customer and traction, as we've been innovators in our marketing efforts, and we plan to continue in that space, both engaging our customers in the digital experiences in an authentic way and building off the foundations that we've laid over the last year to 2 years in marketing. Operator And we'll next move to Marni Shapiro with Retail Tracker. Marni Shapiro - The Retail Tracker - Co-Founder I just want to -- as you guys continue to grow your DTC business, which has a nice penetration at this level, can you talk a little bit about what percentage of that is getting returned, of those returned are coming to the store? And have you been successful in converting those returns to purchases, because it sounds like your conversions are up at the store level? And then just one quick on Tmall. Is it -- I know it's very early, but are you feeling good about it? And would you consider a similar venue in the United States? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Marni, it's Joanne. As it relates to DTC returns, it's great question. We do see a large proportion of our DTC returns going back to stores. We look at that as an opportunity to engage our customers. And it's been very important -- it's a very important aspect of the way we engage customers. We see them respond between both the digital environment and the physical environment. So having the capability to return to a store is very important to our customers and it also allows us the chance to engage our customers and get more into their basket, introduce new aspects of our brand, particularly as we go through the brand turnaround. And as you pointed out, our conversion comps have been positive and continue to grow, so we're encouraged by what we're seeing. We're encouraged by the engagement that our associates are having with our customers when they go into the store. So that is a focus of ours and we'll continue to build on that as we move forward. Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director As far as Tmall goes, to your point Marni, we've had, I think, nice success on Tmall for both of our brands. It was very exciting to launch Abercrombie on Tmall this year to great success. That relationship will continue and we expect that to grow as we head into 2018. We're always looking at opportunities for us in any of our channels. So we certainly would look and consider U.S. opportunities, but nothing at this time. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Just to add up to that, the opportunity in Tmall is to expand our brand reach in a market where we have very low penetration and we have an opportunity to build awareness. And Tmall hits on all of those aspects and we've been, as Fran mentioned, really excited to grow the business on Tmall and grow the awareness of our brands in China specifically. The U.S. in terms of market penetration isn't -- doesn't represent the same opportunity. But as Fran mentioned, we're always open to new ideas. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Marni Shapiro - The Retail Tracker - Co-Founder Did you participate in Singles' Day, could you remind me? Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Yes, we did. We had a very strong Singles' Day for both brands. Operator Our next question comes from Omar Saad with Evercore ISI. Omar Regis Saad - Evercore ISI, Research Division - Senior MD, Head of Softlines, Luxury and Department Stores Team & Fundamental Research Analyst Very impressive work in the last few years and seeing it pay off. I'm sure it's extremely rewarding. I wanted to ask Fran. You've been there more than a few years now. Maybe you could help us kind of put some perspective around how the consumer perception of the brands has evolved from when you first arrived to where it is today. And from a perspective of the company, how the consumers perceive the brand and how that's changed over time, I think it would be interesting to hear. Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Omar, thank you for that. Yes, very exciting to see the progress that we're making here and it's really is a great year. It has been exciting to see how the customer's perception has evolved over time. Hollister has really gained market share. Their understanding the customer, being with the customer is -- has been really quite exciting, really new opportunities that we have engaged in with that brand. Clearly a leader in innovative marketing. The customer, our customers, in Hollister loves music, video gaming, being in that place for them as really shown that they're willing to actually engage with the brand, not only for transaction, but for what we call the journey and the discovery process. So their spending time with us is not only just a transact but to learn about the brand and to be part of the brand. I mean, our game, for example, during the fourth quarter -- our Hollister llama game had 4.5 million views, and the customers stay with us for 65 seconds. That's considerably longer than the industry average. So it's showing that the customers are very excited to engage with us. We're also starting to see in Abercrombie, really resetting the perceptions and expectations. We had talked in the fourth quarter about the YouGov study and how Abercrombie's customer sentiment have gone from negative to positive for the first time in several years. So we're seeing progress in both brands. We're really, really encouraged with what we're seeing. Operator And next, we'll move to Susan Anderson with B. Riley FBR. Susan Kay Anderson - B. Riley FBR, Inc., Research Division - Analyst I guess, I want to follow up on the new Abercrombie format. I think that you'd said, maybe, you rolled out 4 last year and another 4 this year for a total of 8. And then also, I was wondering if you had any metrics yet in terms of their performance versus the old format. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

Client Id: 77 Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Yes, actually we rolled out 7 Abercrombie prototype this past year in 2017, 6 domestically and 1 internationally. What we're seeing is that our productivity in these stores is higher than our average productivity for A&F mall-based stores. One exciting example I mentioned earlier, our Hong Kong store, for example, we closed our Pedder location in the beginning of '17 and opened up in Harbour City where it's one of the largest mall in the word actually with over 80 million people visiting that mall a year, and we're doing almost the same amount of business in about 1/3 of the space. So productivity as well as customer sentiment and customer-improved experience are the 2 things that are really working for our prototypes. Susan Kay Anderson - B. Riley FBR, Inc., Research Division - Analyst Great. And then, did you guys see how many you're going to roll out this year then? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO I think we have new stores plus remodels, I think, gets us to about a total of 11 new experiences in 2018 on the plan. Susan Kay Anderson - B. Riley FBR, Inc., Research Division - Analyst Great. Great. We have 1 actually in our mall and it just looks -- it looks really great. Just one follow-up on the A&F customer, too. In terms of the customer demographics, maybe you were trying to take it a little bit up the age spectrum. Have you seen that demographic change at all? Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Actually, our customer historically has really started to shop with us at the age of 18 and that is true today. About 60% of our customers start to shop with us at the age of 18. Our target, as we mentioned before, are bull's-eye is -- our customer who is 21 to 24. But as far as demographic goes, we're just really focused on who our customer is and relating to them in the space that they visit us and providing the product that they're interested in. So the demographic has really remained where it is. Operator And that concludes our time for questions for the call today. I'd like to turn the conference back over to Fran Horowitz for any additional or closing remarks. Fran Horowitz - Abercrombie & Fitch Co. - CEO & Director Thank you. We are pleased with our progress this past year. We have a talented team, a playbook that's working and important year ahead of us, Building on the foundations we have laid over the past few years, I am confident the team is prepared and well-equipped to compete and to deliver the best omnichannel retail experience in the industry. We all look forward to speaking with you at our Investor Day at the end of April. Operator And that does conclude today's call. We thank you for your participation. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 07, 2018 / 1:30PM, ANF - Q4 2017 Abercrombie & Fitch Co Earnings Call

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